As filed with the Securities and Exchange Commission on November 7, 2016

Registration No. 333-125175-99

333-122569-99

333-115178-99

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-125175-99

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-122569-99

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-115178-99

UNDER

THE SECURITIES ACT OF 1933

GLOBAL INDEMNITY LIMITED

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	98-1304287
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Walkers Corporate Limited 27 Hospital Road George Town, Grand Cayman, KY1-9008 Cayman Islands +1345 814 7600	Thomas M. McGeehan Chief Financial Officer c/o Global Indemnity Group, Inc. Three Bala Plaza East, Suite 300 Bala Cynwyd, PA 19004 USA (610) 664-1500
(Address of Principal Executive Offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

ASSUMED AWARDS UNDER

GLOBAL INDEMNITY PLC SHARE INCENTIVE PLAN, AS AMENDED

(Full Title of Plan)

Copies to:

Katharine A. Martin, Esq.

Bradley L. Finkelstein, Esq.

Lisa L. Stimmel, Esq.

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California, 94304

Telephone: (650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Calculation of Registration Fee

Title of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
A Ordinary Shares (par value US$0.0001 per share)	(1)	(1)	(1)	(1)

(1)	No additional securities are to be registered, and the registration fee was paid upon filing of the original Registration Statements on Form S-8 (File Nos. 333-125175, 333-122569, 333-115178). Therefore, no further registration fee is required.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 (the “Post-Effective Amendment”) to Registration Statement Nos. 333-125175-99, 333-122569-99 and 333-115178-99 on Form S-8 (collectively, the “Registration Statements”) is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by Global Indemnity Limited, a Cayman Islands exempted company (“GI-Cayman”), as successor issuer to Global Indemnity plc, a public limited company incorporated under the laws of Ireland (“GI-Ireland”). On November 7, 2016 at 5:30 a.m. (Eastern time) (the “Effective Time”), the scheme of arrangement (the “Scheme of Arrangement”) involving GI-Ireland and GI-Cayman (as described in the Proxy Statement on Schedule 14A for the Special Court-Ordered Meeting and Extraordinary General Meeting of Holders of Ordinary Shares held on September 14, 2016, filed by GI-Ireland on July 15, 2016) became effective.

Prior to the Scheme of Arrangement, GI-Cayman acquired a GI-Ireland ordinary share. Upon effectiveness of the Scheme of Arrangement, (i) all of the existing ordinary shares of GI-Ireland were cancelled, other than the GI-Ireland ordinary share held by GI-Cayman, and for the avoidance of doubt, the deferred shares and any treasury shares, (ii) GI-Ireland issued shares to GI-Cayman equal to the number of shares cancelled pursuant to (i) above using the reserve created by the cancellation of the GI-Ireland ordinary shares, and (iii) in return for such issuance of GI-Ireland ordinary shares to GI-Cayman, GI-Cayman issued GI-Cayman ordinary shares to existing GI-Ireland shareholders whose shares were cancelled pursuant to (i) above.

As a result of the Scheme of Arrangement, (i) each holder of GI-Ireland A ordinary shares received one GI-Cayman A ordinary share for each GI-Ireland A ordinary share owned by such shareholder, except GI-Cayman who retained its GI-Ireland ordinary shares held prior to the effectiveness of the Scheme of Arrangement, (ii) each holder of GI-Ireland B ordinary shares received one GI-Cayman B ordinary share for each GI-Ireland B ordinary share owned by such shareholder, and (iii) all of the share capital of GI-Ireland became owned by GI-Cayman.

Also, in connection with the effectiveness of the Scheme of Arrangement, GI-Cayman, among other things, assumed the outstanding awards that had previously been granted by GI-Ireland under GI-Ireland’s Share Incentive Plan, as amended, which plan had expired pursuant to its terms on September 5, 2013. These assumed awards have been adjusted to cover GI-Cayman A ordinary shares, rather than GI-Ireland A ordinary shares, on a one-for-one basis.

This Post-Effective Amendment pertains to the adoption by GI-Cayman of Registration Statement Nos. 333-125175-99, 333-122569-99 and 333-115178-99. GI-Cayman hereby expressly adopts the Registration Statements as its own registration statements for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by GI-Ireland (the predecessor registrant to GI-Cayman) and GI-Cayman with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

•	GI Ireland’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

•	GI Ireland’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016;

•	GI Ireland’s Definitive Proxy Statement on Schedule 14A filed April 29, 2016;

•	GI Ireland’s Definitive Proxy Statement on Schedule 14A for the Special Court-Ordered Meeting and Extraordinary General Meeting of Holders of Ordinary Shares of GI-Ireland held on September 14, 2016, filed on July 15, 2016 (the “Scheme Proxy Statement”);

•	GI Ireland’s Current Reports on Form 8-K filed on June 16, 2016, June 20, 2016, July 28, 2016 and September 20, 2016;

•	GI-Cayman’s Current Report on Form 8-K12B filed on November 7, 2016;

•	the description of GI-Cayman’s A ordinary shares included in the Scheme Proxy Statement, set forth in the section “Description of Global Indemnity Limited Share Capital,” including any amendment or report filed for the purposes of updating such description, and specifically including the Memorandum and Articles of Association that GI-Cayman filed as Exhibit 3.3 to its Current Report on Form 8-K filed on November 7, 2016.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide that each officer or director shall be indemnified out of assets of our company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

In addition, we have previously entered into and intend to enter into new agreements to indemnify our directors and executive officers. These agreements will, among other things, indemnify such directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index that immediately follows the signature pages to this registration statement, which is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to Registration Statements Nos. 333-125175-99, 333-122569-99 and 333-115178-99 to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Bala Cynwyd, State of Pennsylvania, on the 7th day of November 2016.

GLOBAL INDEMNITY LIMITED

By:	/s/ Cynthia Y. Valko
	Name:	Cynthia Y. Valko
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSON BY THESE PRESENTS, that the undersigned directors and officers of the Registrant, which is filing a Post-Effective Amendment No. 2 (the “Post-Effective Amendment”) to Form S-8 Registration Statement Nos. 333-125175-99, 333-122569-99 and 333-115178-99 (the “Registration Statements”) with the Securities and Exchange Commission, Washington D.C., 20549 under the provisions of the Securities Act of 1933, hereby constitute and appoint Thomas M. McGeehan and Stephen W Ries, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any all capacities, to sign the Post-Effective Amendment and any or all additional amendments or supplements to the Registration Statements, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

******

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment Nos. 2 to Form S-8 Registration Statement Nos. 333-125175-99, 333-122569-99 and 333-115178-99 and power of attorney have been signed below by the following persons in the capacities indicated on November 7, 2016.

Signature	Title	Date

/s/ Cynthia Y. Valko	Chief Executive Officer (Principal Executive Officer) and Director	November 7, 2016
Name: Cynthia Y, Valko

/s/ Thomas M. McGeehan	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 7, 2016
Name: Thomas M. McGeehan

*	Director and Chairman of the Board of Directors	November 7, 2016
Name: Saul A. Fox

*	Director	November 7, 2016
Name: Seth J. Gersch

/s/ John H. Howes	Director	November 7, 2016
Name: John H. Howes

/s/ Bruce Lederman	Director	November 7, 2016
Name: Bruce Lederman

/s/ Raphael de Balmann	Director	November 7, 2016
Name: Raphael de Balmann

/s/ Joseph W. Brown	Director	November 7, 2016
Name: Joseph W. Brown

/s/ Thomas M. McGeehan
* Executed pursuant to the Power of Attorney granted in this Post-Effective Amendment.

SIGNATURE (AUTHORIZED U.S. REPRESENTATIVE)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to Form S-8 Registration Statement Nos. 333-125175-99, 333-122569-99 and 333-115178-99 has been signed by the Authorized U.S. Representative on the date indicated:

Dated: November 7, 2016

Authorized U.S. Representative

By:	/s/ Thomas M. McGeehan
Name:	Thomas M. McGeehan
Title:	Authorized U.S. Representative

EXHIBIT INDEX

Exhibit Number	Description

4.1	Certificate of Incorporation of Global Indemnity Limited (incorporated by reference to Exhibit 3.1 to Global Indemnity Limited’s Current Report on Form 8-K12B filed on November 7, 2016).

4.2	Certificate of Incorporation on Change of Name of Global Indemnity Limited (incorporated by reference to Exhibit 3.2 to Global Indemnity Limited’s Current Report on Form 8-K12B filed on November 7, 2016).

4.3	Amended and Restated Memorandum and Articles of Association of Global Indemnity Limited (incorporated by reference to Exhibit 3.3 to Global Indemnity Limited’s Current Report on Form 8-K12B filed on November 7, 2016).

4.4	Global Indemnity plc Share Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 to Global Indemnity plc’s Form 8-K12B filed on July 2, 2010).

4.5	Specimen Share Certificate (evidencing the A ordinary shares of Global Indemnity Limited (incorporated by reference to Exhibit 4.1 to Global Indemnity Limited’s Current Report on Form 8-K12B filed on November 7, 2016).

5.1*	Opinion of Walkers.

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.3*	Consent of Walkers (included as part of Exhibit 5.1).

24.1*	Powers of Attorney (see signature pages hereto).

99.1	“Description of Global Indemnity Limited Share Capital” (incorporated by reference to the section so entitled of Global Indemnity plc’s Proxy Statement on Schedule 14A for the Special Court-Ordered Meeting and Extraordinary General Meeting of Holders of Ordinary Shares held on September 14, 2016, filed on July 15, 2016).

99.2	Form F-N (to be filed concurrently with this registration statement).

*	Filed herewith.